Exhibit 10.1

BROADWAY FINANCIAL CORPORATION
5055 Wilshire Boulevard, Suite 500
Los Angeles, California 90036

January 14, 2021

Brenda J. Battey
5055 Wilshire Boulevard, Suite 500
Los Angeles, California 90036

Re: Employment Agreement

Dear Brenda:

Broadway Financial Corporation  (“Broadway”) has entered into an Agreement and Plan of Merger with CFBanc Corporation (“CFB”), dated as of August 25, 2020 (such agreement as amended or supplemented from time to time being referred to in this letter agreement as the “Merger Agreement”), pursuant to which CFB will merge with and into Broadway and Broadway Federal Bank, f.s.b. (“Broadway Bank”) will merge with and into CFB’s wholly-owned banking subsidiary, City First Bank of DC, National Association (“CF Bank”).  After consultation with legal counsel, Broadway has determined that the transactions provided for in the Merger Agreement will constitute a Change in Control as that term is defined in your existing Employment Agreement with Broadway and Broadway Bank, dated as of May 1, 2017 and amended by Amendment No 1 thereto, dated as of July 1, 2019 (such agreement as amended or supplemented from time to time being referred to in this letter agreement as “your Employment Agreement”).  Terms used in this letter have the meanings given to them in your Employment Agreement.

In connection with the negotiation of the terms of the Merger Agreement by the parties thereto, you, Broadway, Broadway Bank, CFB and CF Bank have agreed that (i) you will continue your service as the Chief Financial Officer of Broadway after the merger of Broadway and CFB is completed, and (ii) for purposes of your Employment Agreement, the termination of your employment for any reason following the merger, whether by the Company or you, other than if your employment is terminated by the Company for “Cause”, will constitute a termination of the Service Period without Cause. Accordingly, upon such a termination (or, if later, your eventual “separation from service” within the meaning of Section 409A of the Code following such a termination), you will be entitled to receive the Accrued Obligations and, subject to your timely execution of, and not revoking, the Irrevocable Release, you will be entitled to receive the Severance Payments, either as set forth in Section 6(a) of your Employment Agreement or, if your termination of employment occurs within two years following the consummation of the merger, as set forth in Section 6(d) of your Employment Agreement. The Severance Payments will be payable in accordance with the terms of Section 6(a) or 6(d), as applicable, subject to any delay required due to your status as a “specified employee” under Section 409A.

If this letter accurately states our agreement, please sign a copy of this letter in the space indicated for your signature below, whereupon each of the corporate entities on whose behalf this letter agreement is signed and you will be legally bound as provided herein.

/s/ Wayne-Kent A. Bradshaw
Name:	Wayne-Kent A. Bradshaw
Title:	President and Chief Executive Officer
Broadway Financial Corporation and
Broadway Federal Bank, f.s.b.

AGREED:

/s/ Brian Argrett		/s/ Brenda J. Battey
Name:	Brian Argrett	Name: Brenda J. Battey
Title:	President and Chief Executive Officer
CFBanc Corporation and City First
Bank of DC, National Association

/s/ Brian Argrett
Name:	Brian Argrett
Title:	Chief Executive Officer
CFB Corporation and City First
Bank of DC, National Association